Exhibit 14

JULY 2007

CODE OF ETHICS

FOR

OFFICERS & DIRECTORS OF A. M. CASTLE & CO.

This Code of Ethics of A. M. Castle & Co. (“Castle”) applies to all Officers and members of our Board of Directors of Castle. This Code is the common set of business values which guides all of our decisions and behavior with respect to Castle. A keystone of these common values is that we observe the highest standards of integrity and business conduct.

Applicability

This Code of Ethics is in addition to and does not supersede the A. M. Castle & Co. Employee Code of Business Conduct & Corporate Ethics Policy, Castle’s Insider Trading Policy or other policies of Castle.

Standard of Conduct

Officers and Directors of Castle will:

1.	Engage in and promote honesty and integrity in all business dealings, including those with customers, suppliers, competitors and employees.

2.	Avoid conflicts of interest, as well as the appearance of conflict of interests, and disclose to the Board of Directors of Castle any material transaction or relationship that could reasonably be expected to give rise to such a conflict of interest between private interests and those of Castle.

3.	Provide full, accurate, and timely “responses” to all company initiated questionnaires so that Castle can make accurate and complete disclosures as required by the Securities Exchange Commission or other governing bodies.

4.	Comply with all applicable governmental laws, rules and regulations, the rules and regulations of any self-regulatory organizations (such as stock exchanges) of which Castle is a member, and Castle’s Insider Trading Policy, and promptly report any non-compliance to Castle’s General Counsel.

5.	Take all reasonable measures to protect the confidentiality of all non-public information about Castle or its subsidiaries and their customers which is obtained or created in connection with activities at Castle and prevent unauthorized disclosure of such information.

6.	Refrain from taking for themselves personally opportunities that are discovered through the use of Castle property or information, using Castle property or information for personal gain, or competing with Castle.

7.	Take reasonable measures to protect Castle’s assets and use such assets only for legitimate business purposes.

8.	Promptly report and promote the prompt internal reporting of violations of applicable laws, rules or regulations or of this Code of Ethics to the Chairperson of the Audit Committee of the Board of Directors or to Castle’s General Counsel, without fear of retaliation.

9.	Proactively promote ethical and honest behavior within Castle and its subsidiaries as well as promoting contact by employees with the chairperson of the Audit Committee of the Board of Directors for any issues concerning improper accounting or financial reporting of Castle, without fear of retaliation.

All Officers and Directors are expressly prohibited from directly or indirectly taking any action to fraudulently influence, coerce, manipulate or mislead Castle or any of its subsidiaries or independent public auditors for the purpose of rendering Castle’s financial statements or its subsidiaries misleading in any manner.

It is understood that each Officer and Director will be held personally accountable for their adherence to this Code of Ethics. Failure to observe the terms of this Code of Ethics may result in disciplinary action up to and including termination of employment or removal from the Board of Directors, prosecution under the law, and civil penalties.

The Board of Directors and, specifically, the Audit Committee has the responsibility and discretion to review any proposed deviation or waiver from this Code of Ethics. It is further understood that the grounds for change or waiver from the Code of Ethics shall be promptly disclosed through a filing with the Securities Exchange Commission on Form 8-K. If any Officer or Director has any questions regarding the best course of action in a particular situation that individual should promptly contact both the General Counsel of Castle and the Chairperson of the Audit Committee.

I affirm that I have read the foregoing Code of Ethics and agree to conduct myself in accordance with them.

Signature Date Date